                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             Eastman Kodak Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                                                                   [LOGO] Kodak

                                                          Eastman Kodak Company
                                                               343 State Street
                                                           Rochester, NY  14650

--------------------------------------------------------------------------------

                                                                 Notice of 2002
                                                                 Annual Meeting
                                                            and Proxy Statement






                                                  Date of Notice March 20, 2002

                                                                 March 20, 2002
Dear Shareholder:

    You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 8, 2002, at 10:00 AM, at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York. You will be asked to vote on three proposals. We will also review Kodak's performance and answer your questions.

    You may vote by internet, telephone, written proxy, or written ballot at the Meeting. We encourage you to use the internet; it is the most cost-effective way to vote.

    We look forward to seeing you on May 8 and would like to take this opportunity to remind you that your vote is very important.
                                          Sincerely,
                                          /s/ Daniel A. Carp
                                          Daniel A. Carp
                                          Chairman of the Board

--------------------------------------------------------------------------------


                              NOTICE OF THE 2002
                        ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 8, 2002, at 10:00 AM, at the Theater on the Ridge, 200 Ridge Road West, Rochester, New York. There are three proposals to be voted on at the
Meeting:

    1.  Election of four Class III directors for a term of three years:

                       Richard S. Braddock    Durk I. Jager
                       Daniel A. Carp         Debra L. Lee


        and two Class I directors for a term of one year:

                       Timothy M. Donahue     Delano E. Lewis

    2. Ratification of election of PricewaterhouseCoopers LLP as independent accountant.

    3.  Shareholder proposal requesting additional environmental disclosure.

The Board of Directors recommends a vote FOR items 1 and 2 and a vote AGAINST item 3.

If you were a shareholder of record at the close of business on March 11, 2002, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact: Coordinator, Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0211, (585) 724-5492.

The Theater on the Ridge is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services.

By Order of the Board of Directors

/s/ Joyce P. Haag
Joyce P. Haag
Secretary and Assistant General Counsel
Eastman Kodak Company
March 20, 2002

                               TABLE OF CONTENTS

Letter to Shareholders.............................................................  1

Notice of the Meeting..............................................................  1

Questions and Answers..............................................................  3

Householding of Disclosure Documents...............................................  6

Audio Webcast of Annual Meeting Available on the Internet..........................  6

Proposals to be Voted On...........................................................  7
        Item 1 - Election of Directors.............................................  7
        Item 2 - Ratification of Election of Independent Accountants...............  7
        Item 3 - Shareholder Proposal - Additional Environmental Disclosure........  8

Board of Directors................................................................. 10
        Board Committees........................................................... 13
        Meeting Attendance......................................................... 14
        Director Compensation...................................................... 14

Beneficial Security Ownership Table................................................ 15

Transactions with Management....................................................... 16

Compensation of Named Executive Officers........................................... 17
        Summary Compensation Table................................................. 17
        Option/SAR Grants Table.................................................... 19
        Option/SAR Exercises and Year-End Values Table............................. 19
        Long-Term Incentive Plan................................................... 20
        Employment Contracts and Arrangements...................................... 21
        Change in Control Arrangements............................................. 22
        Retirement Plan............................................................ 23

Report of the Executive Compensation and Development Committee..................... 25

Report of the Audit Committee...................................................... 29

Performance Graph - Shareholder Return............................................. 30

                             QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------

Q:  What am I voting on?

A:  You are voting on three proposals:
      1. Election of four Class III directors for a term of three years:
           Richard S. Braddock
           Daniel A. Carp
           Durk I. Jager
           Debra L. Lee
         and two Class I directors for a term of one year:
           Timothy M. Donahue
           Delano E. Lewis
      2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants.
      3. Shareholder proposal requesting additional environmental disclosure.

--------------------------------------------------------------------------------

Q:  What are the voting recommendations of the Board?

A:  The Board recommends the following votes:
       . FOR each of the directors.
       . FOR ratification of election of PricewaterhouseCoopers LLP as independent accountants.
       . AGAINST the shareholder proposal requesting additional environmental disclosure.

--------------------------------------------------------------------------------

Q:  Will any other matters be voted on?

A: We are not aware of any other matters that you will be asked to vote on at the Meeting. If any other matter is properly brought before the Meeting, Daniel
A. Carp and Joyce P. Haag, acting as your proxies, will vote for you in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Meeting.

--------------------------------------------------------------------------------

Q:  How do I vote?

A:  There are four ways to vote:
       . By internet at http://www.eproxyvote.com/ek. We encourage you to vote this way.
       . By toll-free telephone at (877) 779-8683.
       . By completing and mailing your proxy card.
       . By written ballot at the Meeting.
If you vote by internet or telephone, your vote must be received before midnight of the day before the Meeting. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Daniel A. Carp and Joyce P. Haag will vote your shares FOR items 1 and 2 and AGAINST item 3.

--------------------------------------------------------------------------------

Q:  Who can vote?

A: You can vote at the Meeting if you were a shareholder of record as of the close of business on March 11, 2002 (the Record Date). Each share of common stock is entitled to one vote.

Q:  Can I change my vote?

A: Yes. You can change your vote or revoke your proxy any time before the Meeting by:
       . entering a new vote by internet or telephone;
       . returning a later-dated proxy card; or
       . notifying Joyce P. Haag, Secretary and Assistant General Counsel. You may also complete a written ballot at the Meeting.

--------------------------------------------------------------------------------

Q:  What vote is required to approve each proposal?

A: The four Class III and the two Class I director nominees receiving the greatest number of votes will be elected. The ratification of election of the independent accountants and the shareholder proposal require the affirmative vote of a majority of the votes cast at the Meeting.

--------------------------------------------------------------------------------

Q:  Is my vote confidential?

A: Yes. Only the inspectors of election and certain individuals who help with processing and counting the vote have access to your vote. Directors and employees of the Company may see your vote only if the Company needs to defend itself against a claim or if there is a proxy solicitation by someone other than the Company. Therefore, please do not write any comments on your proxy card.

--------------------------------------------------------------------------------

Q:  Who will count the vote?

A: EquiServe Trust Company, N.A. will count the vote. Its representatives will be the inspectors of election.

--------------------------------------------------------------------------------

Q:  What shares are covered by my proxy card?

A: The shares covered by your card represent all the shares of Kodak stock you own, including those in the Eastman Kodak Shares Program and the Employee Stock Purchase Plan, and those credited to your account in the Eastman Kodak Employees' Savings and Investment Plan and the Kodak Employees' Stock Ownership Plan. The trustees and custodians of these plans will vote your shares in each plan as you direct.

--------------------------------------------------------------------------------

Q:  What does it mean if I get more than one proxy card?

A: It means your shares are in more than one account. You should vote the shares on all your proxy cards. To provide better shareholder service, we encourage you to have all your shares registered in the same name and address. You may do this by contacting our transfer agent, EquiServe Trust Company, N.A., at (800) 253-6057.

--------------------------------------------------------------------------------

Q:  Who can attend the Annual Meeting?

A: All shareholders of record as of the close of business on March 11, 2002, can attend. Seating, however, is limited. Attendance at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting. Photographs will be taken at the Annual Meeting. We may use these photographs in publications. If you attend the Meeting, we assume your permission to use your picture.

Q:  What do I need to do to attend the Annual Meeting?

A:  To attend the Meeting, please follow these instructions:
       . If you vote by using the enclosed proxy card, check the appropriate box on the card.
       . If you vote by internet or telephone, follow the instructions provided for attendance.
       . If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.
       . To enter the Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet.
       . If you do not have an Admission Ticket, go to the Special Registration desk upon arrival at the Meeting.
Seating at the Meeting will be on a first-come, first-served basis, upon arrival at the Meeting.

--------------------------------------------------------------------------------

Q:  Can I bring a guest?

A: Yes. If you plan to bring a guest to the Meeting, check the appropriate box on the enclosed proxy card or follow the instructions on the internet or telephone. When you go through the registration area at the Meeting, be sure your guest is with you.

--------------------------------------------------------------------------------

Q:  What is the quorum requirement of the Meeting?

A: A majority of the outstanding shares on March 11, 2002, constitutes a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum, but neither will be counted as votes cast. On March 1, 2002, there were 291,756,363 shares outstanding.

--------------------------------------------------------------------------------

Q:  How do I recommend someone to be a director?

A: You may recommend any person to be a director by writing to Joyce P. Haag, Secretary and Assistant General Counsel, Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218. You must include a description of your nominee's principal occupations or employment over the last five years and a statement from your nominee indicating that he or she will serve if elected. The Committee on Directors will consider persons recommended by shareholders.

--------------------------------------------------------------------------------

Q:  How much did this proxy solicitation cost?

A: The Company hired Georgeson Shareholder Communications Inc. to assist in the distribution of proxy materials and solicitation of votes. The estimated fee is $18,500 plus reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to shareholders.

--------------------------------------------------------------------------------

Q:  When are the shareholder proposals due for the 2003 Annual Meeting?

A: Shareholder proposals must be in writing, received by November 19, 2002, and addressed to:
         Joyce P. Haag, Secretary and Assistant General Counsel
         Eastman Kodak Company
         343 State Street
         Rochester, New York 14650-0218

Q:  What other information about Kodak is available?

A:  The following information is available:
       . Annual Report on Form 10-K
       . Transcript of the Annual Meeting
       . Plan descriptions, annual reports, and trust agreements and contracts for the pension plans of the Company and its subsidiaries
       . Diversity Report; Form EEO-1
       . Health, Safety and Environment Annual Report on Kodak's website at http://www.kodak.com/go/HSE

You may request copies by contacting:
    Coordinator, Shareholder Services
    Eastman Kodak Company
    343 State Street
    Rochester, New York 14650-0211
    (585) 724-5492

                     HOUSEHOLDING OF DISCLOSURE DOCUMENTS

The Securities and Exchange Commission has adopted a rule concerning the delivery of disclosure documents. The rule allows us to send a single set of any proxy, information statement, annual report and prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits both you and Kodak. It reduces the volume of duplicate information received at your household and helps Kodak reduce expenses. The rule applies to Kodak's annual reports, proxy statements, information statements and prospectuses. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, EquiServe Trust Company, N.A., by calling their toll free number,
(800) 253-6057.

If you would like to receive your own set of Kodak's disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Kodak shareholder and together both of you would like to receive only a single set of Kodak's disclosure documents, follow these instructions:

    If your Kodak shares are registered in your own name, please contact our transfer agent, EquiServe Trust Company, N.A., and inform them of your request by calling them at (800) 253-6057 or writing them at P.O. Box 43016, Providence, RI 02940-3016.

    If a broker or other nominee holds your Kodak shares, please contact ADP and inform them of your request by writing them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

                        AUDIO WEBCAST OF ANNUAL MEETING
                           AVAILABLE ON THE INTERNET

Kodak's Annual Meeting will be webcast live. If you have internet access, you can access the webcast by going to Kodak's Investor Center webpage at the following address:

    http://www.kodak.com/US/en/corp/investorCenter/investorsCenterHome.shtml

This webcast is listen only. You will not be able to ask questions.

The Annual Meeting audio webcast will be available on Kodak's website for a short period of time after the Meeting.

                           PROPOSALS TO BE VOTED ON

ITEM 1
ELECTION OF DIRECTORS

Kodak's By-Laws require us to have at least nine directors but no more than 18. The number of directors is set by the Board and is currently 13. Mr. Carp is the only director who is also an employee of the Company. The Board is divided into three classes of directors with overlapping three-year terms. There are five Class III directors whose terms expire at the 2002 Annual Meeting. Mr. Zimmerman, a Class III director, is retiring from the Board effective May 8, 2002, in accordance with the Company's retirement policy for directors. In addition, Dr. Emerson (Class II) and Dr. Gray (Class I) are retiring from the Board effective May 8, 2002, in accordance with the Company's retirement policy for directors.

Nominees for election as Class III directors are:
    Richard S. Braddock
    Daniel A. Carp
    Durk I. Jager
    Debra L. Lee

These nominees agree to serve a three-year term. Information about them is provided beginning on page 10. All four directors were previously elected by shareholders.

Nominees for election as Class I directors are:
    Timothy M. Donahue
    Delano E. Lewis

These nominees agree to serve a one-year term. Mr. Donahue is standing for election by you for the first time. Mr. Lewis was a director of the Company from May 1998 to December 1999. Information about them is provided beginning on page 11.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy. This new director will serve until the next Annual Meeting.

The Board of Directors recommends a vote FOR the election of directors.

ITEM 2
RATIFICATION OF ELECTION OF INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP has been the Company's independent accountants for many years. The Board, on the recommendation of its Audit Committee, elected PricewaterhouseCoopers LLP the Company's independent accountants to serve until the 2003 Annual Meeting.

Representatives of PricewaterhouseCoopers LLP will attend the Meeting to respond to questions and, if they desire, to make a statement.

The Board of Directors recommends a vote FOR the ratification of election of PricewaterhouseCoopers LLP as independent accountants.

ITEM 3
SHAREHOLDER PROPOSAL--ADDITIONAL ENVIRONMENTAL DISCLOSURE

Daniel E. Naulin, 8 Baymon Drive, Rochester, NY 14624, owner of 82 shares, submitted the following proposal:

    "Whereas, the US Securities and Exchange Commission (SEC) requires publicly-held corporations to disclose potential environmental liabilities to shareholders;
    Whereas, various environmental codes of conduct, including the CERES Principles (Coalition for Environmental Responsible Economies) call for public disclosure and openness;
    Whereas, Kodak's Vision of Environmental Responsibility affirms the intent of environmental responsibility stating: 'Eastman Kodak is recognized as a world-class company, and the leading imaging company, in protecting the quality of the environment and the health and safety of its employees, customers, and the community in which it operates;'
    Whereas, there is increased community concern about hazardous waste incineration at Kodak Park and emissions of known carcinogens, including dioxin and hexavalent chromium and Kodak acknowledges that costly pollution controls may be necessary to meet Clean Air Act requirements;
    Whereas, Kodak has a history of environmental violations resulting in substantial penalties including $2,000,000 in fines (1990) and $5,000,000 in civil fines (1994) and a negotiated settlement with the US Environmental Protection Agency (EPA) to spend $12,000,000 over eight years on environmental cleanup projects;
    Whereas, Kodak's SEC reports, lists potential instances of significant environmental liability that may accrue to the company in pollution and toxic waste cleanup activities, including potential cleanup at 'approximately 20 Superfund sites;'
    Whereas, there may exist additional liability, cleanup responsibility and remedial costs at Kodak facilities beyond what is presently reported in SEC reports;

BE IT RESOLVED: The shareholders request Kodak's Board to disclose in its environmental progress report, a complete listing of all hazardous waste sites where Kodak is a potentially responsible party, and other circumstances in which the company and its shareholders can be expected to accrue environmentally-based financial liabilities through retirement of operations, court orders, consent decrees, litigation, or government requirements, that environmental remediation, pollution clean-up, pollution equipment upgrades, and/or damage compensation.

SUPPORTING STATEMENT
    In recent years, Kodak has been the subject of federal and state investigations for environmental violations. EPA's 1991 investigation uncovered 150 federal hazardous waste violations at Kodak Park 'potentially worth tens of millions of dollars.' (Environmental Reporter, Washington DC). In addition to a $100,000,000 underground storage tank improvement project at Kodak Park, the company is liable for the investigation and remediation of five hazardous waste sites on that property, and is listed as a PRP at numerous other Superfund sites. Kodak continues to be New York State's largest toxic chemical releaser (Federal Toxic Release Inventory). In 1998, the NYS Department of Environmental Conservation investigated Kodak and cited the company for numerous environmental violations subject to financial penalties.
    Kodak shareholders, in evaluating the company's continued economic prospects, need to receive the best possible information on the company's current assets and liabilities, including prospective environmental liabilities, as can be reasonably ascertained.
    For these reasons, we believe it is imperative that Kodak include in its annual environmental progress report, a listing and identification of known and expected environmental liabilities and cleanup responsibilities that are likely to accrue.
    If you AGREE, please mark your proxy for this resolution."

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company accrues and discloses liabilities for environmental matters in accordance with generally accepted accounting principles (GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC). The disclosures are made in the Annual Report and on Forms 10-K and 10-Q filed with the SEC.

In addition, for the past ten years the Company has produced and made available to its shareholders a Health, Safety and Environment Annual Report. This report provides a summary of the Company's efforts and results in complying with environmental protection laws. Any shareholder may obtain a copy of this annual environmental report by contacting the Company.

This shareholder proposal requests the Company to provide more extensive, detailed information than is required by GAAP and the SEC. The rules of the SEC require the Company to disclose the material effects that compliance with environmental laws may have upon capital expenditures, earnings and the competitive position of the Company. These rules also require the Company to disclose each year all material estimated capital expenditures for environmental control facilities. The Company complies with all the requirements of GAAP and the SEC related to environmental matters.

We believe that the Company's environmental disclosures in its Annual Report and on Forms 10-K and 10-Q, as well as the availability of an easy-to-read description of the Company's efforts to protect and restore the environment in its Health, Safety and Environment Annual Report, meet the information needs of shareholders. All material information is disclosed concerning the Company's environmental liabilities.

The Board of Directors recommends a vote AGAINST this proposal.

                              BOARD OF DIRECTORS

       [PHOTO]              [PHOTO]        [PHOTO]             [PHOTO]
  RICHARD S. BRADDOCK   DANIEL A. CARP   DURK I. JAGER      DEBRA L. LEE

NOMINEES TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2005 ANNUAL MEETING (Class III Directors)

RICHARD S. BRADDOCK                       Director since May 1987
Mr. Braddock, 60, is Chairman and Chief Executive Officer of priceline.com. He has been Chairman since August 1998. He was CEO from July 1998 to June 2000 and was re-elected CEO in May 2001. He was Chairman of True North Communications from July 1997 to January 1999. He was a principal of Clayton, Dubilier & Rice from June 1994 until September 1995. From January 1993 until October 1993, he was Chief Executive Officer of Medco Containment Services, Inc. From January 1990 through October 1992, he served as President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A. Prior to that, he served for approximately five years as Sector Executive in charge of Citicorp's Individual Bank, one of the financial services company's three core businesses. Mr. Braddock was graduated from Dartmouth College with a degree in history, and received his MBA degree from the Harvard School of Business Administration. He is a director of Cadbury Schweppes and priceline.com.

DANIEL A. CARP                       Director since December 1997
Mr. Carp, 53, is Chairman, Chief Executive Officer, President and Chief Operating Officer of Eastman Kodak Company. He became Chairman on December 8, 2000. He was elected CEO effective January 1, 2000. He was President from January 1, 1997 until April 2001 and was re-elected President in January 2002. Mr. Carp served as Executive Vice President and Assistant Chief Operating Officer from November 1995 to January 1997. Mr. Carp began his career with Kodak in 1970 and has held a number of increasingly responsible positions in market research, business planning, marketing management and line of business management. In 1986, Mr. Carp was named Assistant General Manager of Latin American Region and in September 1988, he was elected a Vice President and named General Manager of that region. In 1991, he was named General Manager of the European Marketing Companies and, later that same year, General Manager, European, African and Middle Eastern Region. He holds a BBA degree in quantitative methods from Ohio University, an MBA degree from Rochester Institute of Technology and an MS degree in management from the Sloan School of Management, Massachusetts Institute of Technology. Mr. Carp is a director of Texas Instruments Inc.

DURK I. JAGER                     Director since January 1998
Mr. Jager, 58, is the former Chairman of the Board, President and Chief Executive Officer of The Procter & Gamble Company. He left these positions in July 2000. He was elected to the position of Chief Executive Officer in January 1999 and Chairman of the Board effective September 1999, while continuing to serve as President since 1995. He served as Executive Vice President from 1990-1995. Mr. Jager joined The Procter & Gamble Company in 1970 and was named Vice President in 1987. He was graduated from Erasmus Universiteit, Rotterdam, The Netherlands.

DEBRA L. LEE                        Director since September 1999
Ms. Lee, 47, is President and Chief Operating Officer of BET Holdings, Inc.
(BET). She joined BET in 1986 as Vice President and General Counsel. In 1992, she was elected Executive Vice President of Legal Affairs and named publisher of BET's magazine division, in addition to serving as general counsel. She was placed in charge of strategic business development in 1995. Ms. Lee holds a BA degree from Brown University and MA and JD degrees from Harvard University. She is affiliated with several professional and civic organizations. Ms. Lee is a director of WGL Holdings, Inc. and Genuity, Inc.

          [PHOTO]                  [PHOTO]                   [PHOTO]
    TIMOTHY M. DONAHUE         DELANO E. LEWIS         MARTHA LAYNE COLLINS


NOMINEES TO SERVE A ONE-YEAR TERM EXPIRING AT THE 2003 ANNUAL
MEETING (Class I Directors)

TIMOTHY M. DONAHUE                    Director since October 2001
Mr. Donahue, 52, is President and Chief Executive Officer of Nextel Communications, Inc. and a board member of NII Holdings, Inc. He has held these positions since August 1999. He began his career with Nextel in January 1996 as President and Chief Operating Officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Mr. Donahue started his career with AT&T Wireless Services (formerly McCaw Cellular Communications) in 1986 as president for McCaw Cellular's paging division. In 1989, he was named McCaw Cellular's president for the U.S. central region. Mr. Donahue is a graduate of John Carroll University with a BA in English Literature.

DELANO E. LEWIS                          Director since July 2001
Mr. Lewis, 63, is the former Ambassador to South Africa, a position he held from December 1999 to July 2001. Prior to his ambassadorship, Mr. Lewis was President and Chief Executive Officer of National Public Radio Corporation, a position he held from January 1994 until August 1998. He was President and Chief Executive Officer of C&P Telephone Company, a subsidiary of Bell Atlantic Corporation, from 1988 to 1993, after having served as Vice President since 1983. Mr. Lewis held several positions in the public sector prior to joining C&P Telephone Company. Mr. Lewis received a BA from University of Kansas and a JD from Washburn School of Law. Mr. Lewis previously served as a director of Eastman Kodak Company from May 1998 to December 1999. He is a director of Colgate-Palmolive Co.

DIRECTOR CONTINUING TO SERVE A TERM EXPIRING AT THE 2003 ANNUAL MEETING (Class I Director)

MARTHA LAYNE COLLINS                      Director since May 1988
Governor Collins, 65, is Executive Scholar in Residence at Georgetown College, a position she assumed in August 1998, after having been Director, International Business and Management Center, at the University of Kentucky since July 1996. From 1988 to 1997, she was President of Martha Layne Collins and Associates, a consulting firm, and from July 1990 to July 1996, she was President of St. Catharine College in Springfield, Kentucky. Following her receipt of a BS degree from the University of Kentucky, Governor Collins taught from 1959 to 1970. After acting as Coordinator of Women's Activities in a number of political campaigns, she served as Clerk of the Supreme Court of the Commonwealth of Kentucky from 1975 to 1979. She was elected to a four-year term as Governor of the Commonwealth of Kentucky in 1983 after having served as Lieutenant Governor from 1979 to 1983. Governor Collins, who has served as a Fellow at the Institute of Politics, Harvard University, is a director of R. R. Donnelley & Sons Company, Bank of Louisville, Mid-America Bancorp and PurchasePro.

      [PHOTO]                     [PHOTO]                   [PHOTO]
 WILLIAM W. BRADLEY         HECTOR DE J. RUIZ         LAURA D'ANDREA TYSON


DIRECTORS CONTINUING TO SERVE A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING (Class II Directors)

WILLIAM W. BRADLEY                        Director since May 2001
Senator Bradley, 58, is a Managing Director of Allen & Company, Incorporated and Chair of the Advisory Board of McKinsey & Company's Institute for Management of Nonprofits. From 1997 to 1999, he was a Senior Advisor and Vice Chairman of the International Council of JP Morgan & Co., Inc. During that time, he also served as an essayist for CBS evening news, a visiting professor at Stanford University, University of Notre Dame and the University of Maryland. Senator Bradley served in the U.S. Senate from 1978 to 1997 representing the State of New Jersey. Prior to serving in the Senate, he was an Olympic gold medallist in 1964 and a professional basketball player with the New York Knicks from 1967 to 1977, during which time they won two world championships. Senator Bradley holds a BA degree in American History from Princeton University and an MA degree from Oxford University, where he was a Rhodes Scholar. He has authored five books on American politics, culture and economy.

HECTOR DE J. RUIZ                     Director since January 2001
Dr. Ruiz, 56, is President and Chief Operating Officer of Advanced Micro Devices, Inc. (AMD). He joined AMD in these capacities in January 2000. Before joining AMD, Dr. Ruiz served as President of Motorola, Inc.'s Semiconductor Products Sector since May 1997. From 1991 to 1994, Dr. Ruiz was Senior Vice President and General Manager of Motorola's paging and messaging businesses, and in 1996 became Executive Vice President and General Manager of those businesses. Dr. Ruiz joined Motorola in 1977, and from 1977 to 1991, he held the positions of Operations Manager, Vice President of MOS Wafer Processing, Vice President of the Memory Products Division, Corporate Vice President and General Manager of Integrated Circuit Wafer Manufacturing, Corporate Vice President and Assistant General Manager, Microprocessor Products Group, Corporate Vice President and Director of Technology and Senior Vice President. Before joining Motorola, Dr. Ruiz worked at Texas Instruments Inc. from 1972 to 1977. Dr. Ruiz holds BS and MS degrees in electrical engineering from the University of Texas at Austin and a Ph.D. from Rice University.

LAURA D'ANDREA TYSON                      Director since May 1997
Dr. Tyson, 54, is Dean of London Business School, a position she accepted in January 2002. She was formerly the Dean of the Walter A. Haas School of Business at the University of California, Berkeley, a position she held since July 1998. Previously, she was professor of and holder of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President's National Economic Council and 16th Chairman of the White House Council of Economic Advisers. Prior to joining the Administration, Dr. Tyson was professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley. Dr. Tyson holds a BA degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a director of Fox Entertainment Company, Human Genome Sciences, Inc., Morgan Stanley, Dean Witter, Discover & Co. and SBC Communications, Inc.

Board Committees

The Board has the committees listed below. All committee members are non-employee, independent directors as defined by the New York Stock Exchange listing standards.

 Audit Committee                                             8 meetings in 2001
   . discussed the independence of the independent
     accountants;
   . discussed the quality of the accounting principles used
     to prepare the Company's financial statements;
   . recommended the firm that Kodak should retain as
     independent accountants;
   . reviewed the audit and non-audit activities of both the
     independent accountants and the internal audit staff of
     the Company;
   . met separately and privately with the independent
     accountants and with the Company's Director, Corporate
     Auditing, to ensure that the scope of their activities
     has not been restricted and that adequate responses to
     their recommendations have been received; and
   . reviewed the Committee's written charter and assessed
     the Committee's effectiveness.
 Committee on Directors                                      4 meetings in 2001
   . sought qualified individuals with requisite skills for
     Board membership; and
   . recommended qualified individuals to be considered for
     Board membership.

 Executive Compensation and Development Committee            7 meetings in 2001
   . reviewed the Company's executive development process;
   . set the compensation for the executive officers and
     recommended the compensation of other key management;
   . granted and certified awards under the Company's
     compensation plans;
   . reviewed diversity representation within the Company;
   . completed a review of Kodak's executive compensation
     program;
   . approved a new annual executive assessment and reward
     program; and
   . approved the Stock Option Exchange Program.

 Finance Committee                                           5 meetings in 2001
   . reviewed the Company's financing strategies including
     dividend declaration, capital expenditures, debt
     issuances and foreign exchange and commodity hedging;
   . reviewed cash flow, balance sheet performance and
     credit ratings;
   . reviewed significant acquisitions, divestitures, and
     joint ventures; and
   . reviewed the investment performance and the
     administration of the Company's defined benefit pension
     plan.

 Public Policy Committee                                     3 meetings in 2001
   . reviewed philanthropic programs;
   . reviewed environmental initiatives;
   . reviewed employee survey results;
   . reviewed employee relations issues; and
   . reviewed diversity initiatives.


                             COMMITTEE MEMBERSHIP
      --------------------------------------------------------------------

                                 Committee    Executive
                                    on      Compensation           Public
              Name         Audit Directors and Development Finance Policy
      -------------------------------------------------------------------
      Richard S. Braddock            X            X*
      -------------------------------------------------------------------
      William M. Bradley             X                        X
      -------------------------------------------------------------------
      Martha Layne Collins   X                                       X
      -------------------------------------------------------------------
      Timothy M. Donahue     X                                X
      -------------------------------------------------------------------
      Alice F. Emerson               X            X
      -------------------------------------------------------------------
      Paul E. Gray           X*                                      X
      -------------------------------------------------------------------
      Durk I. Jager                               X           X*
      -------------------------------------------------------------------
      Debra L. Lee                                            X      X*
      -------------------------------------------------------------------
      Delano E. Lewis                X                               X
      -------------------------------------------------------------------
      Hector de J. Ruiz      X                    X
      -------------------------------------------------------------------
      Laura D'Andrea Tyson                                    X      X
      -------------------------------------------------------------------
      Richard A. Zimmerman   X       X*

*Chairman

Meeting Attendance

The Board held a total of eight meetings in 2001. Each director attended at least 88% of the meetings of the Board and committees of the Board on which the director served. The average attendance by all directors was over 93%.

Director Compensation

Annual Payments   Non-employee directors receive:
  . $65,000 as a retainer, at least half of which must be taken in stock or deferred into stock units;
  . 2,000 stock options; and
  . reimbursement of out-of-pocket expenses for the meetings they attend. The employee director receives no additional compensation for serving on the Board.

Deferred Compensation   Non-employee directors may defer some or all of their
compensation into a phantom Kodak stock account or into a phantom interest-bearing account. Six directors deferred compensation in 2001. In the event of a change in control, the amounts in the phantom accounts will generally be paid in a single cash payment.

Life Insurance   The Company provides $100,000 of group term life insurance to each non-employee director. This decreases to $50,000 at retirement or age 65, whichever occurs later.

Charitable Award Program   This program, which was closed to new participants
effective January 1, 1997, provides for a contribution by the Company of up to $1,000,000 following a director's death to a maximum of four charitable institutions recommended by the director. The individual directors derive no financial benefits from this program. It is funded by self-insurance and joint life insurance policies purchased by the Company. Each of the following non-employee directors continues to participate in the program: Messrs. Braddock and Zimmerman, Drs. Emerson and Gray and Gov. Collins.

       -------------------------------------------------------------------
                  BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS
       ------------------------------------------------------------------
            Directors, Nominees        Number of Common Shares
           and Executive Officers      Owned on January 2, 2002
       ------------------------------------------------------------------
       Richard S. Braddock                      22,522  /(a) (b)/
       ------------------------------------------------------------------
       William W. Bradley                        1,094
       ------------------------------------------------------------------
       Robert H. Brust                         127,809   /(b)/
       ------------------------------------------------------------------
       Daniel A. Carp                          728,583  /(b)/
       ------------------------------------------------------------------
       Martha Layne Collins                     15,373  /(a)/ /(b)/
       ------------------------------------------------------------------
       Martin M. Coyne                         158,188   /(b)/
       ------------------------------------------------------------------
       Timothy M. Donahue                        3,055  /(a)/
       ------------------------------------------------------------------
       Alice F. Emerson                         17,302  /(a)/ /(b)/
       ------------------------------------------------------------------
       Paul E. Gray                             15,070  /(a) (b)/
       ------------------------------------------------------------------
       Durk I. Jager                            13,681  /(a) (b)/
       ------------------------------------------------------------------
       Debra L. Lee                              7,586  /(b)/
       ------------------------------------------------------------------
       Delano E. Lewis                           1,127  /(a)/
       ------------------------------------------------------------------
       Hector de J. Ruiz                         4,645  /(b)/
       ------------------------------------------------------------------
       Patricia F. Russo                       100,000  (c)
       ------------------------------------------------------------------
       Eric L. Steenburgh                       79,789  /(b)/
       ------------------------------------------------------------------
       Laura D'Andrea Tyson                      7,732  /(a)/ /(b)/
       ------------------------------------------------------------------
       Richard A. Zimmerman                     19,797  /(a)/ /(b)/
       ------------------------------------------------------------------
       All Directors, Nominees and
       Executive Officers as a
       Group (29), including the above       2,641,777  /(a)/ /(b)/ /(d)/
       ------------------------------------------------------------------

(a) Includes the following Kodak common stock equivalents, which are held in deferred compensation plans: R. S. Braddock - 5,687; R. H. Brust - 11,052;
    D. A. Carp - 82,787 ; M. L. Collins - 8,173; M. M. Coyne - 14,211; T. M.
    Donahue - 1,055; A. F. Emerson - 10,769; P. E. Gray - 8,070; D. I. Jager - 6,681; D. E. Lewis - 927; E. L. Steenburgh - 31,911; L. D. Tyson - 812; and
    R. A. Zimmerman - 8,334; and all directors, nominees and executive officers as a group - 327,379.
(b) Includes the following number of shares which may be acquired by exercise of stock options: R. S. Braddock - 4,000; R. H. Brust - 102,657; D. A. Carp
    - 595,494; M. L. Collins - 4,000; M. M. Coyne - 129,458; A. F. Emerson -
    4,000; P. E. Gray - 4,000; D. I. Jager - 4,000; D. L. Lee - 4,000; H. de J.
    Ruiz - 2,000; E. L. Steenburgh - 38,168; L. D. Tyson - 4,000; R. A.
    Zimmerman - 4,000; and all directors, nominees and executive officers as a group - 1,979,826.
(c) P. F. Russo forfeited these shares when she resigned from the Company on January 4, 2002.
(d) The total number of shares beneficially owned by all directors, nominees and executive officers as a group is less than 1% of the Company's outstanding shares.

The above table reports beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The figures above include shares held for the account of the above persons in the Eastman Kodak Shares Program and the Kodak Employees' Stock Ownership Plan, and the interests of the above persons in the Kodak Stock Fund of the Eastman Kodak Employees' Savings and Investment Plan, stated in terms of Kodak shares.

                         TRANSACTIONS WITH MANAGEMENT

Under Mr. Brust's offer letter, the Company loaned Mr. Brust, Chief Financial Officer and Executive Vice President, the sum of $3,000,000 at an annual interest rate of 6.21%, the applicable federal rate for mid-term loans, compounded annually, in effect for January 2000. The unsecured loan is evidenced by a promissory note dated January 6, 2000. Under Mr. Brust's amended offer letter, a portion of the principal and all of the accrued interest on the loan is to be forgiven on each of the first seven anniversaries of the loan. Mr. Brust is not entitled to forgiveness on any anniversary date if he voluntarily terminates his employment or is terminated for cause on or before the anniversary date. The balance due under the loan on December 31, 2001, was $2,400,000.

In March 2001, the Company loaned Mr. Carp, Chairman, President and Chief Executive Officer, $1,000,000 for the purchase of a home. The loan is unsecured and bears interest at 5.07% per year, the applicable federal rate for mid-term loans, compounded annually, in effect for March 2001. The entire amount of the loan and all accrued interest is due upon the earlier of March 1, 2006, or the date of Mr. Carp's termination of employment from the Company. The loan is evidenced by a promissory note dated March 2, 2001. The balance due under the loan on December 31, 2001, was $1,042,227.

In August 1999, the Company loaned Mr. Gustin, Chief Marketing Officer and Senior Vice President, $170,000 for the purchase of a home. The loan was unsecured and bore interest at 5.96% per year, the applicable federal rate for mid-term loans, compounded annually, in effect for August 1999. Under the original terms of the loan, the entire amount of the loan and all accrued interest was due upon the earlier of August 10, 2000, or the date of Mr. Gustin's termination of employment. The loan was subsequently modified twice. The balance due under the loan on December 31, 2001, was $195,325. Mr. Gustin has repaid the loan in full.

                   COMPENSATION OF NAMED EXECUTIVE OFFICERS

The individuals named in the following table were the Company's Chief Executive Officer and the four other highest-paid executive officers during 2001. The figures shown include both amounts paid and amounts deferred.


                                                 SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------

                                         Annual Compensation                   Long-Term Compensation
                               -----------------------------------------------------------------------------------

                                                                                 Awards                Payouts
                                                                       -------------------------------------------

                                                           Other       Restricted     Securities
 Name and                                                 Annual         Stock        Underlying        LTIP
 Principal Position/(a)/  Year   Salary   Bonus/(b)/ Compensation/(c)/ Awards/(d)/ Options/SARs/(e)/ Payouts/(f)/
------------------------------------------------------------------------------------------------------------------

   D. A. Carp             2001 $1,000,000 $  507,500      $25,695      $2,968,751      410,000            0
   Chairman & CEO         2000  1,000,000    598,500           --              --      100,000            0
                          1999    817,308  1,020,000           --              --      102,223            0
------------------------------------------------------------------------------------------------------------------

   P. F. Russo            2001    628,989    675,000           --       4,248,000      600,000            0
   President & COO
------------------------------------------------------------------------------------------------------------------

   R. H. Brust            2001    585,003    151,200           --         430,414       78,000            0
  Exec. V. P. & CFO       2000    492,764    225,720           --         467,542      228,000            0
------------------------------------------------------------------------------------------------------------------

   E. L. Steenburgh       2001    645,338    166,698           --         553,447            0            0
   Exec. V. P.            2000    588,457    258,552           --         467,000       40,000            0
                          1999    569,231    432,000           --         523,504       36,872            0
------------------------------------------------------------------------------------------------------------------

   M. M. Coyne            2001    667,984    176,400           --         553,447       95,000            0
   Exec. V. P.            2000    449,449    400,075           --         409,375      146,000            0
                          1999    384,996    325,004           --               0       24,176            0

                                                 SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------

 Name and                    All Other
 Principal Position/(a)/  Compensation/(g)/
-------------------------------------------

   D. A. Carp                 $      0
   Chairman & CEO                    0
                                     0
-------------------------------------------

   P. F. Russo                  27,112
   President & COO
-------------------------------------------

   R. H. Brust                 827,923
  Exec. V. P. & CFO              1,269
-------------------------------------------

   E. L. Steenburgh                  0
   Exec. V. P.                       0
                                     0
-------------------------------------------

   M. M. Coyne                       0
   Exec. V. P.                       0
                                     0

(a) R. H. Brust was hired on January 3, 2000. P. F. Russo was hired in April 2001 and resigned from the Company on January 4, 2002. On that date, D. A. Carp was re-elected President and COO.

(b) This column shows Management Variable Compensation Plan awards for services in the year indicated. For P. F. Russo this amount was required to be paid under her offer letter dated April 2001.

(c) Where no amount is shown, the value of personal benefits provided was less than the minimum amount required to be reported. The amount shown in this column represents tax payments made by the Company relating to the officer's use of Company transportation. The Company requires D. A. Carp to use Company transportation for security reasons.

(d) The awards shown represent grants of restricted stock valued as of the date of grant. The grant to P. F. Russo was made pursuant to her offer letter.
    P. F. Russo forfeited these shares when she resigned from the Company. The amount shown for D. A. Carp includes 20,000 restricted shares granted in recognition of his election as Chairman. The remaining amounts shown for 2001 represent grants made in substitution of, and not in addition to, the stock option grants the named executives would otherwise have received in January 2001 under the management stock option program.

    D. A. Carp - 20,000 shares valued on January 12, 2001, at $40.875 per share and 52,630 shares valued on January 16, 2001, at $40.875 per share. P. F. Russo - 100,000 shares valued on April 16, 2001, at $42.48 per share. These shares were forfeited when P. F. Russo resigned from the Company on January 4, 2002. R. H. Brust - 10,530 shares valued on January 16, 2001, at $40.875 per share and 11,625 shares valued on January 3, 2000, at $40.2187 per share. E. L. Steenburgh - 13,540 shares valued on January 16, 2001, at $40.875 per share, 8,000 valued on February 11, 2000, at $58.375 per share and 8,000 valued on February 12, 1999, at $65.438 per share. M. M. Coyne - 13,540 shares valued on January 16, 2001, at $40.875 per share. Dividends are paid on restricted shares as and when dividends are paid on Kodak common stock.

    The total number and value of restricted stock held as of December 31, 2001 for each named individual (valued at $29.43 per share) were: D. A. Carp - 98,309 shares - $2,893,234; P. F. Russo - 100,000 shares - $2,943,000
    (these shares were forfeited when P. F. Russo resigned); R. H. Brust - 22,155 shares - $652,022; E. L. Steenburgh - 40,171 shares - $1,182,233; M.
    M. Coyne - 26,180 shares - $770,477.

(e) In January 2001, D. A. Carp received a grant of stock options to purchase 160,000 shares in recognition of his election as Chairman. P. F. Russo was awarded stock options to purchase 500,000 shares pursuant to her offer letter. P. F. Russo forfeited all of her stock options when she resigned from the Company on January 4, 2002. The remaining amounts for 2001 represent grants made in the fourth quarter of 2001 under the management stock option program. Beginning with this grant, stock options will be granted in the fourth quarter, rather than the first quarter, of a year to coordinate the timing of the grant with the Company's annual management appraisal process.

(f) No awards were paid for the periods 1999-2001, 1998-2000, and 1997-1999 under the Performance Stock Program.

(g) For P. F. Russo the amount represents the company contribution made to her account under the cash balance feature of the Kodak Retirement Income Plan.
    P. F. Russo forfeited this amount when she resigned from the Company on January 4, 2002.

    For R. H. Brust for 2001 the amount represents $786,300 of principal and interest forgiven in connection with the loan from the Company as described on page 16 and $41,623 as the Company contribution in the cash balance feature of the Kodak Retirement Income Plan; for 2000 the amount represents the Company contribution in the cash balance feature.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------

                                INDIVIDUAL GRANTS
----------------------------------------------------------------------------------
                   Number of       Percentage
                  Securities        of Total
                  Underlying      Options/SARs
                   Options/        Granted to   Exercise or            Grant Date
                     SARs          Employees    Base Price  Expiration  Present
      Name        Granted/(a)/   in Fiscal Year  Per Share     Date    Value/(e)/
---------------------------------------------------------------------------------
 D. A. Carp         160,000/(b)/      1.96%       $40.97     01/11/11  $1,625,600
                    250,000/(c)/      3.06         29.31     11/15/11   1,815,000
---------------------------------------------------------------------------------
 P. F. Russo        500,000/(d)/      6.12         39.77     04/05/11   4,880,000
                    100,000/(c)/      1.22         29.31     11/15/11     726,000
---------------------------------------------------------------------------------
 R. H. Brust         78,000/(c)/      0.95         29.31     11/15/11     566,280
---------------------------------------------------------------------------------
 E. L. Steenburgh         0              0         N/A         N/A            N/A
---------------------------------------------------------------------------------
 M. M. Coyne         95,000/(c)/      1.16         29.31     11/15/11     689,700
---------------------------------------------------------------------------------

(a) Termination of employment, for other than death or a permitted reason, prior to the first anniversary of the grant date results in forfeiture of the options. Thereafter, termination of employment prior to vesting results in forfeiture of the options unless the termination is due to retirement, death, disability or an approved reason. Vesting accelerates upon death. One third of the options vest on each of the first three anniversaries of the date of grant.
(b) These options were granted in January 2001 in recognition of D. A. Carp's election as Chairman.
(c) These awards were granted in November 2001 under the management stock option program. Beginning with this grant, stock options are granted in the fourth quarter of a year to coordinate with the timing of the Company's annual management appraisal process. P. F. Russo forfeited her options when she resigned from the Company on January 4, 2002.
(d) These options were granted to P. F. Russo in April 2001 pursuant to her offer letter. P. F. Russo forfeited these options when she resigned from the Company on January 4, 2002.
(e) The present value of these options was determined using the Black-Scholes model of option valuation in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------
                                                  Number of
                                            Securities Underlying     Value of Unexercised
                                          Unexercised Options/SARs    In-the-Money Options/
                    Number of                at Fiscal Year-End     SARs at Fiscal Year-End*
                 Shares Acquired  Value   ----------------------------------------------------
      Name         on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
---------------------------------------------------------------------------------------------
D. A. Carp           13,148      $80,048    595,494      656,820        $0         $30,000
---------------------------------------------------------------------------------------------
P. F. Russo               0            0          0       60,000         0          12,000
---------------------------------------------------------------------------------------------
R. H. Brust               0            0     55,990      250,010         0           9,360
---------------------------------------------------------------------------------------------
E. L. Steenburgh          0            0     38,168       38,704         0               0
---------------------------------------------------------------------------------------------
M. M. Coyne           2,630       18,305    126,128      233,364         0          11,400
---------------------------------------------------------------------------------------------

 * Based on the closing price on the New York Stock Exchange - Composite Transactions of the Company's common stock on December 31, 2001, of $29.43 per share.

Long-Term Incentive Plan

Each February the Executive Compensation and Development Committee approves a three-year performance cycle under the Performance Stock Program. Participation in the program is limited to senior executives. The program's performance goal is total shareholder return equal to at least that earned by a company at the 50th percentile in terms of total shareholder return within the Standard & Poor's 500 Composite Stock Price Index.

After the close of a cycle, the Committee calculates the percentage earned of each participant's target award. No awards are paid unless the performance goal is achieved. Fifty percent of the target award is earned if the performance goal is achieved. One hundred percent is earned if total shareholder return for the cycle equals that of a company at the 60th percentile within the Standard & Poor's 500 Composite Stock Price Index.

The Committee has the discretion to reduce or eliminate the award earned by any participant based upon any criteria it deems appropriate. Awards are paid in the form of restricted stock, which restrictions lapse at age 60. The table below shows the threshold (i.e., attainment of the performance goal), target and maximum number of shares for the named executive officers for each cycle. No awards were earned for the 1999-2001 performance cycle as shown in the "LTIP Payouts" column of the Summary Compensation Table on page 17.


                    LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------
                                                              Estimated Future Payouts Under
                                                                Non-Stock Price-Based Plans
                                                            ------------------------------------
                        Number of       Performance or
                      Shares, Units   Other Period Until     Threshold    Target      Maximum
       Name          or Other Rights Maturation or Payout   # of Shares # of Shares # of Shares
-----------------------------------------------------------------------------------------------
   D. A. Carp              N/A            1999-2001            4,250       8,500      12,750
                                          2000-2002           10,000      20,000      30,000
                                          2001-2003           10,000      20,000      30,000
-----------------------------------------------------------------------------------------------
   P. F. Russo             N/A            1999-2001/(a)(b)/    1,875       3,750       5,625
                                          2000-2002/(a)(b)/    9,375       8,750      13,125
                                          2001-2003/(a)(b)/    6,875      13,750      20,625
-----------------------------------------------------------------------------------------------
   R. H. Brust             N/A            1999-2001/(a)/       1,750       3,500       5,250
                                          2000-2002            2,625       5,250       7,875
                                          2001-2003            2,625       5,250       7,875
-----------------------------------------------------------------------------------------------
   E. L. Steenburgh        N/A            1999-2001            3,400       6,800      10,200
                                          2000-2002            3,400       6,800      10,200
                                          2001-2003            3,400       6,800      10,200
-----------------------------------------------------------------------------------------------
   M. M. Coyne             N/A            1999-2001            1,813       3,625       5,438
                                          2000-2002            1,813       3,625       5,438
                                          2001-2003            3,400       6,800      10,200
-----------------------------------------------------------------------------------------------

(a) Individuals who participate for less than the full performance cycle are eligible for a prorated award based upon the length of their participation.

(b) P. F. Russo is not eligible to receive any awards under the program as a result of her resignation from the Company on January 4, 2002.

Employment Contracts and Arrangements

Daniel A. Carp - Effective December 10, 1999, the Company entered into a letter agreement with Mr. Carp providing for his employment as President and Chief Executive Officer. The letter agreement provides for a base salary of $1,000,000, subject to annual adjustment, and a target annual bonus of 105% of his base salary. Mr. Carp's compensation will be reviewed annually by the Executive Compensation and Development Committee. In light of Mr. Carp's promotion to Chairman in December 2000, the Executive Compensation and Development Committee approved an increase to Mr. Carp's target annual bonus to 145% of his base salary.

If the Company terminates Mr. Carp's employment without cause, Mr. Carp will be permitted to retain his stock options and restricted stock. He will also receive severance pay equal to three times his base salary plus target annual bonus and prorated awards under the Company's bonus plans. The letter agreement also provides that for pension purposes, Mr. Carp will be treated as if he were age 55, if he is less than age 55 at the time of his termination, or age 60, if he is age 55 or older but less than age 60, at the time of his termination of employment.

In the event of Mr. Carp's disability, he will receive the same severance pay as he would receive upon termination without cause; except it will be reduced by the present value of any Company-provided disability benefits he receives. The letter agreement also states that upon Mr. Carp's disability, he will be permitted to retain all of his stock options.

Eric L. Steenburgh - In April 1998, the Company hired Mr. Steenburgh under an offer letter dated March 12, 1998, that was subsequently amended on December 1, 2001. Effective April 1, 2002, Mr. Steenburgh will retire from the Company. As a result, Mr. Steenburgh will receive the following benefits under his amended offer letter: pay equal to one times his total target annual compensation, a retirement income benefit based on his actual service plus 20 years of deemed service, and the ability to retain his Company-provided equity awards. Mr. Steenburgh will also be covered under the Company's financial counseling program for two years and be reimbursed for the cost to maintain life insurance coverage until age 70 at one times his total target annual compensation.

Robert H. Brust - The Company employed Mr. Brust under an offer letter dated December 20, 1999, that was amended on November 12, 2001. In addition to the information provided elsewhere in this Proxy Statement, the amended offer letter provides Mr. Brust a special severance benefit. If, during the first seven years of Mr. Brust's employment, the Company terminates his employment without cause, he will receive severance pay equal to two times his base salary plus target annual bonus. After completing five years of service with the Company, Mr. Brust will be allowed to keep his stock options upon his termination of employment for other than cause.

Martin M. Coyne - Effective November 15, 2001, the Company entered into a retention agreement with Mr. Coyne. In addition to the information provided elsewhere in this Proxy Statement, the letter agreement provides Mr. Coyne a special severance benefit equal to two times his total target annual compensation if he is terminated without cause prior to February 7, 2004. The letter agreement also provides Mr. Coyne a target award under the Company's variable pay plan equal to 85% of Mr. Coyne's annual base salary.

Patricia F. Russo - The Company employed Ms. Russo as President and Chief Operating officer under an offer letter dated April 2001. In addition to the information described elsewhere in this Proxy Statement, the offer letter provided Ms. Russo a base salary of $900,000 and a target award under the Company's annual variable pay plan of 100% of her base salary. As a hiring bonus, Ms. Russo received a grant of stock options for 500,000 shares and 100,000 shares of restricted stock. Ms. Russo forfeited both the stock options and the restricted stock as a result of her resignation. The offer letter also provided Ms. Russo a severance allowance equal to two times her total target annual compensation if she terminated for good reason or was terminated without cause. Given that Ms. Russo resigned from the Company, she did not receive any severance upon her termination of employment.

Change in Control Arrangements

The Company maintains a change in control program to provide severance pay and continuation of certain welfare benefits for virtually all U.S. employees. A "change in control" is generally defined under the program as:
   . the incumbent directors cease to constitute a majority of the Board, unless the election of the new directors was approved by at least two-thirds of the incumbent directors then on the Board;
   . the acquisition of 25% or more of the combined voting power of the
     Company's then outstanding securities;
   . a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders; or
   . a vote by the shareholders to completely liquidate or dissolve the Company.

The purpose of the program is to assure the continued employment and dedication of all employees without distraction from the possibility of a change in control. The program provides for severance payments and continuation of certain welfare benefits to eligible employees whose employment is terminated, either voluntarily with "good cause" or involuntarily, during the two-year period following a change in control. The amount of the severance pay and length of benefit continuation is based on the employee's position. Each of the named executive officers would be eligible for severance pay equal to three times his or her total target annual compensation. In addition, each named executive officer would be eligible to participate in the Company's medical, dental, disability and life insurance plans until the first anniversary of the date of his or her termination of employment. The Company's change in control program also requires, subject to certain limitations, tax gross-up payments to all employees to mitigate any excise tax imposed upon the employee under the Internal Revenue Code.

Another component of the program provides enhanced benefits under the Company's retirement plan. Any participant whose employment is terminated, for a reason other than death, disability, cause or voluntary resignation, within five years of a change in control is given up to five additional years of service. In addition, where the participant is age 50 or over on the date of the change in control, up to five additional years of age is given for the following plan purposes:
   . to determine eligibility for early and normal retirement;
   . to determine eligibility for a vested right; and . to calculate the amount of retirement benefit.

The actual number of years of service and years of age that is given to such a participant decreases proportionately depending upon the number of years that elapse between the date of a change in control and the date of the participant's termination of employment. If the plan is terminated within five years after a change in control, the benefit for each participant will be calculated as indicated above.

In the event of a change in control which causes the Company's stock to cease active trading on the New York Stock Exchange, the Company's compensation plans will generally be affected as follows:
   . under the Executive Deferred Compensation Plan, each participant will be paid the amount in his or her account;
   . under the Management Variable Compensation Plan, each participant will be paid a pro rata target award for the year in which the change in control occurs;
   . under the Performance Stock Program, each participant will be awarded a pro rata target award for each pending performance cycle and all awards will be cashed out based on the change in control price;
   . under the Company's stock option plans, all outstanding options will vest in full and be cashed out based on the difference between the change in control price and the option's exercise price; and
   . under the Company's restricted stock programs, all of the restrictions on the stock will lapse and the stock will be cashed out based on the change in control price.

Retirement Plan

The Company funds a tax-qualified defined benefit pension plan for virtually all U.S. employees. Effective January 1, 2000, the Company amended the plan to include a cash balance feature. All of the named executive officers, with the exception of Mr. Brust and Ms. Russo, participate in the non-cash balance portion of the plan. The cash balance feature covers all new employees hired after March 31, 1999, including Mr. Brust and Ms. Russo. As a result of her resignation from the Company, Ms. Russo forfeited her benefits under the cash balance portion of the plan.

Retirement income benefits are based upon an employee's average participating compensation (APC). The plan defines APC as one third of the sum of the employee's participating compensation for the highest consecutive 39 periods of earnings over the 10-year period ending immediately prior to retirement or termination of employment. Participating compensation, in the case of the named executive officers in the Summary Compensation Table, is base salary and Management Variable Compensation Plan awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee's years of accrued service by the sum of (a) 1.3% of APC, plus (b) 0.3% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. The normal form of benefit is an annuity, but a lump sum payment is available in limited situations.


             PENSION PLAN TABLE - Annual Retirement Income Benefit
                   Straight Life Annuity Beginning at Age 65
          -------------------------------------------------------------

                                       Years of Service
                         ---------------------------------------------

            Remuneration    3       20       25       30        35
          ------------------------------------------------------------
            $  500,000   $24,000 $160,000 $200,000 $240,000 $  280,000
          ------------------------------------------------------------
               750,000    36,000  240,000  300,000  360,000    420,000
          ------------------------------------------------------------
             1,000,000    48,000  320,000  400,000  480,000    560,000
          ------------------------------------------------------------
             1,250,000    60,000  400,000  500,000  600,000    700,000
          ------------------------------------------------------------
             1,500,000    72,000  480,000  600,000  720,000    840,000
          ------------------------------------------------------------
             1,750,000    84,000  560,000  700,000  840,000    980,000
          ------------------------------------------------------------
             2,000,000    96,000  640,000  800,000  960,000  1,120,000
          ------------------------------------------------------------

NOTE: For purposes of this table, Remuneration means APC. To the extent that an employee's annual retirement income benefit exceeds the amount payable from the Company's funded plan, it is paid from one or more unfunded supplementary plans.

The following table shows the years of service credited as of December 31, 2001, to each of the named executive officers. This table also shows the amount of each named executive officer's APC at the end of 2001, except for Mr. Brust and Ms. Russo, who participated in the cash balance feature in 2001.

                                RETIREMENT PLAN

------------------------------------------------------------------------
       Name          Years of Service Average Participating Compensation
------------------------------------------------------------------------
  D. A. Carp                31                    $1,658,367
------------------------------------------------------------------------
  E. L. Steenburgh           3/(a)/                  863,086
------------------------------------------------------------------------
  M. M. Coyne               19/(b)/                  807,008
------------------------------------------------------------------------

(a) Upon Mr. Steenburgh's retirement on April 1, 2002, he will be credited with 20 extra years of service for purposes of calculating his retirement benefit.

(b) If Mr. Coyne remains employed until February 7, 2004, he will be credited with eight extra years of service for purposes of calculating his retirement benefit.

Cash Balance Feature

Under the cash balance feature of the Company's pension plan, the Company establishes an account for each participating employee. Every month the employee works, the Company credits the employee's account with an amount equal to four percent of the employee's monthly pay. In addition, the ongoing balance of the employee's account earns interest at the 30-year Treasury bond rate. To the extent federal laws place limitations on the amount of pay that may be taken into account under the plan, four percent of the excess pay is credited to an account established for the employee in an unfunded supplementary plan. If a participating employee leaves the Company and is vested (five or more years of service), the employee's account balance will be distributed to the employee in the form of a lump sum or monthly annuity. If the participating employee's account balance exceeds $5,000, the employee also has the choice of leaving his or her account balance in the plan to continue to earn interest.

In addition to the benefits described above, Mr. Brust is covered under a special supplemental pension arrangement established under his amended offer letter. This arrangement provides Mr. Brust a single life annuity of $12,500 per month upon his retirement if he remains employed with the Company for at least five years. If Mr. Brust remains employed until January 3, 2007, he will, in lieu of receiving the $12,500 per month annuity, be treated as if eligible for the non-cash balance portion of the plan. For this purpose, Mr. Brust will be credited with 18 years of extra service in addition to his actual service. In either case, Mr. Brust's supplemental benefit will be offset by his cash balance benefit.

Ms. Russo's April 1, 2001 offer letter provided her a supplemental pension benefit that treated her as if she were eligible for the non-cash balance portion of the plan with 20 years of extra service. Since Ms. Russo did not remain employed for five years, she forfeited this benefit upon her resignation from the Company.

                     REPORT OF THE EXECUTIVE COMPENSATION
                           AND DEVELOPMENT COMMITTEE

Role of the Committee

The Executive Compensation and Development Committee is made up of four independent members of the Board of Directors. The Committee members are neither employees nor former employees of the Company. The functions of the Committee include:
    . reviewing the Company's executive compensation strategy, . reviewing the design of the Company's executive compensation program, . overseeing the administration of the executive compensation plans, . monitoring and overseeing the career development of executives, . annually establishing performance commitments for the CEO, executive officers and key management,
    . reviewing performance annually and determining the individual elements of total compensation for the CEO and other designated executives, and . reviewing at least annually diversity representation within the Company.

Principles of Executive Compensation

The Company's executive compensation program is designed to:
    . tie compensation to performance that is consistent with the Company's values and increases shareholder value,
    . attract and retain employees needed to meet the Company's growth and performance objectives,
    . set the total compensation of the Company's executives at market-competitive levels,
    . link compensation to both short- and long-term Company performance, . place a significant portion of each executive's compensation at risk; the more senior an executive's position, the more compensation should be at risk, and
    . link the interests of the Company's executives with its owners through stock ownership.

Executive Compensation Practices

Each year, the Company participates in surveys prepared by outside consultants. The companies included in these surveys are those the Company competes with for executive talent. Most, but not all, of these companies are included in the Dow Jones Industrial Index, the performance of which is shown in the Performance Graph on page 30. Based largely on the median compensation of these surveyed companies, the Committee sets the target compensation of the Company's senior executives.
At the Committee's request, the Company undertook a study during 2001 to determine whether its executive compensation program was fulfilling its stated principles and objectives. As a result of this study, the Committee approved a new annual executive assessment and reward program for the Company beginning in 2002. This plan establishes a new way to set executive expectations and goals, measure executive performance and differentiate rewards based on results. Its chief features are greater focus on revenue growth, fewer key goals, a new assessment of people leadership and greater discretion in assessing rewards. In addition to revenue, economic profit will be the other performance measure used in funding the plan's award pool. Both measures will be measured annually, rather than on a three year weighed average basis, as was the case with the plan's prior performance measure, Economic Value Added (EVA). These same two measures will also be used to establish the annual performance goals under the Wage Dividend Plan, the Company's annual bonus program for its U.S. employees, other than its executives.

Components of Executive Compensation Program

The three components of the Company's executive compensation program are:

    . base salary,
    . short-term variable pay, and
    . long-term incentives.

Base Salary: Base salary is the only fixed portion of an executive's compensation. Each executive's base salary is reviewed annually based on (1) a compensation range which corresponds to the executive's job responsibilities; and (2) the executive's individual performance.

Individual performance is measured in large part through the Company's management appraisal process. This process evaluates performance against a combination of financial and non-financial goals. The management appraisal process also measures an executive's performance relative to the Company values.

Short-Term Variable Pay: Under the short-term variable pay plan, a target bonus is set annually for each executive. The target, which is a percentage of base salary, varies depending on the executive's duties and responsibilities. For 2001, target awards ranged from 25% of base salary to 145% of base salary for the CEO.

Despite significant achievements during 2001, Kodak's financial performance for the year was mixed. The continuing weakness in the global economy along with the tragic events of September 11th and their continuing aftermath posed challenges for Kodak and other global companies that were unparalleled in recent decades. The Performance Graph on page 30 shows the overall impact on both Kodak and others. These factors significantly contributed to the Company's inability to achieve the plan's EVA-based 2001 performance goal established by the Committee at the start of the year.

In contrast, the Company dramatically improved 2001 cash flow, prior to dividends and other financing activities, over 2000 by more than $800 million to a total of approximately $1 billion. The Company reduced inventories, net receivables and capital spending by $581, $316 and $202 million, respectively, as compared to 2000. The Company continues to be substantially on target with its restructuring commitments, including $450 million of annual cost savings and headcount reductions of approximately 7,200 employees. The Company realigned its organizational structure along a new business model that matches the way its customers buy.

Looking at these achievements along with the extraordinary environment of 2001, the Committee adjusted the plan's performance goal through its discretion under the plan. As a result, the plan's performance formula created an award pool that funded payout at a 40% of target level.

The plan's award pool for the year will be the smallest in any of the previous five years. When evaluating Company 2001 performance against that achieved in each of these years, the Committee believes the payout is in line with the plan's awards for the prior years.

The Committee believes that senior management should be held more accountable for the Company's performance, whether that performance is above or below expectations, than other executives of the Company. For this reason, the Committee awarded the named executive officers the awards listed in the Summary Compensation Table which, with the exception of Ms. Russo's award, are on average 35% of target. Ms. Russo's award of $675,000 was required under the terms of her agreement with the Company.

To ensure that all plan awards are fully deductible for U.S. federal income tax purposes, the plan states that any discretion exercised by the Committee regarding the plan's performance goal after the first 90 days of the year cannot affect the payment of awards to the named executive officers. Given the unforeseen events and conditions of this year, it was not possible for the Committee to act within this timeframe. To ameliorate this result, the Committee chose to grant the named executive officers their awards as a discretionary bonus. To the extent these bonuses are not deductible by the Company for U.S. federal income tax purposes, their payment will be delayed until after termination of employment to preserve their deductibility.

Long-Term Incentives: Long-term compensation is delivered through stock options, the Performance Stock Program and restricted stock.

The Company maintains a management stock option program. Stock options encourage the Company's executives to act as owners, which helps to further align their interests with the interests of the Company's shareholders. The Committee generally grants stock options once a year under this program. The options are priced at 100% of the fair market value of the Company's stock on the day of grant. The Company bases target grant ranges on the median survey values of the companies it surveys. Grants to individual executives are then adjusted based in large part on the executive's performance potential.

To coordinate the timing of the management stock option grant with the annual management appraisal process, awards will now be made in the fourth quarter, rather than the first quarter, of the year. As a result of this change, two grants under the program were made in 2001; one in January 2001 and the other in November 2001. Assuming the Committee approves a grant for 2002, the awards will be made in the fourth quarter of 2002.

The Performance Stock Program places a portion of our top executives' long-term compensation at risk. The program measures performance over a three year period based on the Company's total shareholder return relative to those companies within the Standard & Poor's 500 Composite Price Index. A description of the program, as well as the threshold, target and maximum awards for the named executive officers appears on page 20. Based on the Company's performance over the three-year performance cycle ending in 2001, no awards were paid for this cycle.

From time to time, the Company grants restricted stock awards to selected executives. These awards are generally made to either (1) induce the recipients to remain with or to become employed by the Company; or (2) recognize exceptional performance.

Share Ownership Program

The interests of the Company's executives should be inseparable from those of its shareholders. The Company aims to link these interests by encouraging stock ownership on the part of its executives.

One program designed to meet this objective is the Company's share ownership program. Under this program, each senior executive is required to own stock of the Company worth a multiple of his or her base salary. These multiples range from one times base salary to four times base salary for the CEO.

To assist the program's participants in meeting their ownership requirements, the Company permitted them to receive their January 2001 stock option grant in the form of restricted units of the Company's common stock. For purposes of determining the number of units to be granted in place of the stock option award, the options were valued at 90% of their then Black-Scholes value. As shown in the Summary Compensation Table on page 17, all of the named executive officers elected to receive restricted stock units.

Today, the program applies to approximately 20 senior executives, all of whom have either satisfied or are on track to satisfy the requirements.

Stock Option Exchange Program

Upon recommendation of the Committee, the Board of Directors approved the Stock Option Exchange Program. The Company's shareholders subsequently approved the plan amendments necessary to implement this program at their Special Meeting on January 25, 2002. Under this program, all of the Company's employees, excluding its five most senior executive officers, were given a one-time opportunity to exchange their current options for a proportionately fewer options at a new exercise price. The new exercise price will equal the mean between the high and low trading price at which the Company's common stock trades on the New York Stock Exchange on the date the new options are granted, which is expected to be on or after August 26, 2002.

Chief Executive Officer Compensation

When Mr. Carp was named Chief Executive Officer, the Company entered into an agreement with Mr. Carp concerning his compensation. The terms of this agreement are described on page 21. Below is a description of Mr. Carp's compensation for 2001.

Base Salary: Mr. Carp received a base salary of $1,000,000 as required under his agreement with the Company.

Short-Term Variable Pay: Given the Company's mixed financial results and the extraordinary environment of 2001, the Committee, for the reason previously described, awarded Mr. Carp a discretionary bonus equal to 35% of his target award under the plan. To preserve the Company's deductibility of this payment for U.S. income tax purposes, the payment will be delayed until after Mr. Carp retires from the Company. The amount of the bonus is listed in the Summary Compensation Table on page 17.

Stock Options: In January 2001, the Committee awarded Mr. Carp an award of 140,000 shares under the Company's management stock option program. As described earlier, Mr. Carp elected to receive this award in the form of restricted stock units.

Due to the change in timing of the Company's awards under its management stock option program from the first quarter to the last quarter of the year, Mr. Carp also received a grant of stock options to purchase 250,000 shares in November 2002. This award was approved by the Committee based on its review of benchmark data and assessment of the contributions Mr. Carp has made, and continues to make, to the Company. In particular, the Committee noted the size of Mr. Carp's award was well within the level of awards made to his peers.

Performance Stock Program: Based on the Company's financial performance over the three-year period ending in 2001, Mr. Carp did not receive an award for the 1999-2001 performance cycle.

Leadership and Development

The Committee reviewed the Company's leadership and organization development plans, as well as the Company's profiles for succession candidates. It also discussed the Company's leadership and development strategies. These are designed to provide leaders capable of creating effective organizations and executing business strategies that will drive the success of the Company. In addition, the Committee reviewed diversity activities and goals as part of the Company's diversity program.

Company Policy on Qualifying Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers that are employed by the Company at yearend. The Committee believes that it is generally in the Company's best interests to comply with
Section 162(m). The Committee also feels, however, that there may be circumstances in which the Company's interests are best served by maintaining flexibility whether or not compensation is fully deductible under Section 162(m).

      Richard S. Braddock, Chairman
      Alice F. Emerson
      Durk I. Jager
      Hector de J. Ruiz

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the Committee) is composed of independent directors and operates under a written charter adopted by the Committee and the Board. A copy of the Committee's charter was filed with the 2001 Proxy Statement. The members of the Committee are Paul E. Gray (Chairman), Martha Layne Collins, Timothy M. Donahue, Hector de J. Ruiz and Richard A. Zimmerman.

Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, the independent accountants for the Company, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 "Communication With Audit Committees".

The independent accountants provided to the Committee the written disclosures required by the Independence Standards Board Standard No.1 "Independence Discussion With Audit Committees". The Committee discussed with the accountants the accountants' independence.

The Committee discussed with the Company's internal auditors and independent accountants the plans for their respective audits. The Committee met with the internal auditors and independent accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company's internal controls, and the quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended that the Board approve the audited financial statements for inclusion in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and the Board accepted the Committee's recommendation.

The following fees were paid to PricewaterhouseCoopers LLP for services rendered in 2001:

         Audit Fees:                                       $4.8 million
         Financial Systems Design and Implementation Fees: $1.0 million
         All Other Fees:                                   $7.9 million

All other fees presented above primarily comprise amounts paid in connection with tax services and due diligence in connection with contemplated mergers and acquisitions.

The Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent accountants' independence.

The Committee recommended to the Board, subject to shareholder ratification, the election of PricewaterhouseCoopers LLP as the Company's independent accountants.

    Paul E. Gray, Chairman
    Martha Layne Collins
    Timothy M. Donahue
    Hector de J. Ruiz
    Richard A. Zimmerman

                    PERFORMANCE GRAPH -- SHAREHOLDER RETURN

The following graph compares the performance of the Company's common stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, by measuring the changes in common stock prices from December 31, 1996, plus assumed reinvested dividends.

                                    [CHART]
                    EK         S&P 500      DJIA
  12/31/1996      100.0         100.0       100.0
  12/31/1997       77.7         133.1       124.8
  12/31/1998       94.6         170.8       147.2
  12/31/1999       89.3         206.5       187.0
  12/31/2000       55.5         187.9       178.2
  12/31/2001       44.0         165.6       168.5



The graph assumes that $100 was invested on December 31, 1996, in each of the Company's common stock, the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Index, and that all dividends were reinvested. In addition, the graph weighs the constituent companies on the basis of their respective market capitalizations, measured at the beginning of each relevant time period.

By Order of the Board of Directors
/s/ Joyce P. Haag
Joyce P. Haag
Secretary and Assistant General Counsel
Eastman Kodak Company
March 20, 2002

                             EASTMAN KODAK COMPANY
                              2002 ANNUAL MEETING

                              Theater on the Ridge
                              200 Ridge Road West
                                 Rochester, NY



                                     [MAP]



Parking for the Meeting is available in Lot 42 between Eastman Avenue and Merrill Street. A shuttle service will run between the parking lot and the Theater on the Ridge beginning at approximately 8:30 AM, and ending approximately one hour after the conclusion of the Meeting. The visitor parking lot will not be available for shareholder parking for this Meeting.

Directions to Lot 42: From the West - Take Ridge Road (Rt. 104) to Woodside Street. Turn left onto Woodside Street, then right on Eastman Avenue, and make a quick left turn into Lot 42. From the East - take Route 104 and stay in the right lane on the Veterans' Memorial Bridge onto Maplewood Drive. Stay on Maplewood Drive crossing Lake Avenue onto Eastman Avenue and turn right at the traffic light into Lot 42.

Note: At the time of the Annual Meeting, Eastman Avenue Eastbound from Dewey Avenue will be closed due to a sewer project.





[LOGO] www.kodak.com
Eastman Kodak Company 343 State Street Rochester, New York 14650

Kodak
Share Moments.  Share Life. /TM/
This proxy statement was printed on recyclable paper.
CC5-2 2002     Cat No. 8159766

               NOTICE OF THE 2002 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Wednesday, May 8, 2002, at 10:00 AM, at the Theater on the Ridge, 200 Ridge Road West, Rochester, NY.

There are three proposals to be voted on at the Meeting:

1. Election of four Class III directors for a term of three years: Richard S. Braddock, Daniel A. Carp, Durk I. Jager, and Debra L. Lee; and two Class I directors for a term of one year: Timothy M. Donahue and Delano E. Lewis.

2. Ratification of election of PricewaterhouseCoopers LLP as independent accountants.

3.   Shareholder proposal requesting additional environmental disclosure.

The Board of Directors recommends a vote FOR items 1 and 2 and AGAINST item 3.

If you were a shareholder of record at the close of business on March 11, 2002, you are entitled to vote at the Annual Meeting.

If you have any questions about the Meeting, please contact the Coordinator, Shareholder Services, Eastman Kodak Company, 343 State St., Rochester, NY 14650-0211, (585) 724-5492.

The Theater on the Ridge is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services.


                    By Order of the Board of Directors

                            /s/ Joyce P. Haag

             Joyce P. Haag, Secretary and Assistant General Counsel
                      Eastman Kodak Company, March 20, 2002


--------------------------------------------------------------------------------
                   (Please detach Proxy Card at perforation.)

[LOGO]
                              EASTMAN KODAK COMPANY
           This Proxy is solicited on behalf of the Board of Directors


The undersigned hereby appoints Daniel A. Carp and Joyce P. Haag, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of Eastman Kodak Company which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 8, 2002, or any adjournment thereof.


NOMINEES FOR DIRECTOR: Class III: Richard S. Braddock, Daniel A. Carp, Durk I.
                       Jager, and Debra L. Lee
                       Class I: Timothy M. Donahue and Delano E. Lewis

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF ELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS AND AGAINST THE SHAREHOLDER PROPOSAL.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
     FOR the election of all nominees for director;
     FOR the ratification of election of independent accountants;
     AGAINST the shareholder proposal requesting additional environmental disclosure.


(CONTINUED, and To Be Signed and Dated on the REVERSE SIDE)


                                                                SEE REVERSE SIDE

[X] Please mark
    votes as in
    this example.

The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3

1. Election of Directors -        FOR       WITHHOLD AUTHORITY
(01) Richard S. Braddock          [ ]             [ ]
(02) Daniel A. Carp
(03) Durk I. Jager
(04) Debra L. Lee
(05) Timothy M. Donahue
(06) Delano E. Lewis


--------------------------------------------------------------------------------
To withhold authority to vote for any particular nominee(s), write the name(s) above.


2. Ratification of Election of Independent Accountants


   FOR           AGAINST          ABSTAIN
   [ ]             [ ]               [ ]



3. Shareholder proposal requesting additional environmental disclosure


   FOR           AGAINST          ABSTAIN
   [ ]             [ ]               [ ]


I plan to attend the Annual Meeting.  [ ]

I plan to bring a guest. [ ]



When completed, promptly forward this card to: Proxy Services
                                               EquiServe
                                               P.O. Box 43042
                                               Providence, RI
                                               02940-5070



Signature(s)                                        Date
            ----------------------------------------    ------------------------
NOTE: Please sign exactly as the name appears on this card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.